Exhibit 99.1

News

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2004 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 3, 2004 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2004, both ended February 15, 2004.

Net sales for the second quarter of fiscal 2004 increased 14% to $11.33 billion from $9.92 billion during the second quarter of fiscal 2003. Net income for the second quarter of fiscal 2004 increased 25% to $226.8 million, or $.48 per diluted share, compared to $182.1 million, or $.39 per diluted share, during the second quarter of fiscal 2003. Included in the second quarter fiscal 2003 operating results was a pre-tax charge of $26 million ($16 million, or $.03 per share after tax) reflecting an increase in workers’ compensation loss reserves.

Net sales for the first half of fiscal 2004 increased 14% to $21.64 billion from $18.93 billion during the first half of fiscal 2003. Net income for the first half of fiscal 2004 increased 18% to $387.0 million, or $.82 per diluted share, compared to net income for the first half of fiscal 2003 of $327.8 million, or $.70 per diluted share.

In addition to reporting second quarter fiscal year 2004 operating results, the Company today reported net sales of $3.49 billion for the 4-week retail reporting month of February, the four weeks ended February 29, 2004, an increase of 14% from $3.07 billion in the same four-week period of the prior fiscal year.

For the 6-month retail reporting period of September through February, the twenty-six weeks ended February 29, 2004, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $23.41 billion, an increase of 14% from $20.45 billion during the comparable period of the prior fiscal year.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February are as follows:

	4 Weeks	26 Weeks
US	9%	9%
International	21%	21%

Total Company	11%	11%

Comparable sales for the fiscal second quarter (12 weeks) and fiscal first half (24 weeks) of fiscal 2004, both ended February 15, 2004, are as follows:

	12 Weeks	24 Weeks
US	10%	9%
International	20%	21%

Total Company	11%	11%

Current year sales results in all of the above comparisons were positively impacted by stronger foreign currencies and, since October 12, 2003, the Southern California grocery strike.

Costco currently operates 431 warehouses, including 318 in the United States, 63 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, four in Japan and 23 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open seven to eight additional new warehouses (including the relocation of one warehouse to a larger and better-located facility) prior to the end of its fiscal year ending August 29, 2004.

A conference call to discuss these second quarter results is scheduled for 8:00 a.m. (PST) today (March 3rd), and is available via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 15, 2004	February 16, 2003	February 15, 2004	February 16, 2003
REVENUE
Net sales	$11,330,214	$9,920,324	$21,640,036	$18,930,895
Membership fees and other	218,760	193,843	430,416	381,857

Total revenue	11,548,974	10,114,167	22,070,452	19,312,752
OPERATING EXPENSES
Merchandise costs	10,101,977	8,840,411	19,322,099	16,889,308
Selling, general and administrative	1,084,605	967,051	2,117,018	1,855,830
Preopening expenses	4,216	7,145	14,341	25,262
Provision for impaired assets and closing costs	3,000	4,500	7,000	9,500

Operating income	355,176	295,060	609,994	532,852
OTHER INCOME (EXPENSE)
Interest expense	(8,261)	(8,003)	(16,736)	(16,471)
Interest income and other	13,072	8,983	20,975	16,617

INCOME BEFORE INCOME TAXES	359,987	296,040	614,233	532,998
Provision for income taxes	133,195	113,975	227,266	205,204

NET INCOME	$226,792	$182,065	$386,967	$327,794

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$0.49	$0.40	$0.85	$0.72

Diluted	$0.48	$0.39	$0.82	$0.70

Shares used in calculation (000’s)
Basic	458,228	455,927	457,929	455,748
Diluted	481,537	478,564	480,885	478,742